Exhibit 10.4

                            VIDEO PRODUCTION CONTRACT
                                (THE "AGREEMENT")


         THIS AGREEMENT is made this 26th day of August, 2008

BETWEEN:

         EASY CD YEARBOOK, INC.
         NEVADA CORPORATION WITH OFFICES LOCATED AT
         5348 Vegas Dr., Suite 112
         Las Vegas, NV 89108 USA

          ("Customer")

AND:

         MY SITE DEVELOPMENT, INC.
         CANADIAN REGISTERED CORPORATION WITH OFFICES LOCATED AT
         127 Seneca Rd.
         Sherwood Park  AB  T8A 4G6, Canada

         ("Producers")

                               TERMS & AGREEMENTS

     In consideration of the mutual covenants set forth in this Agreement, Customer and Producers hereby agree as follows:

1. DESCRIPTION OF THE PROJECT ("SPECIFICATIONS").

Producers agree to develop the Project according to the terms listed in Exhibit
A.

1.1 FEES.

The parties agree that Producers will be compensated by Customer for its professional services in connection with this Agreement as follows:

     *    Initial payment of US$4,750.
     *    Upon final approval from Customer on project items in Exhibit A -
          US$4,750.

Total compensation for this contract is Nine Thousand Five Hundred ($9,500) Dollars

2. RESPONSIBILITY FOR ORIGINAL MATERIAL.

Materials provided to Producers for use in fulfilling the Project ("the Materials") may include, but are not limited to: Pictures, Film, Slides, Film, Videotapes, Audio, Artwork, Motion Graphics, 3D Animation, Digital Media or other source materials required for inclusion in the Project. Producers are not responsible for lost or damaged materials and any compensation due Customer shall extend only to the cost of replacing the Materials in their raw or stock format. Services provided to Customer under this Agreement may include the use of sub-contractors and third-party services. Customer agrees to indemnify and hold Producers harmless from any and all claims for any loss, damage or delay to the Materials or Project while in transit or in the possession of third-party services or sub-contractors and agrees that damages shall be limited to replacement or replacement cost of the raw original material and media provided to Producers.
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3. DELIVERY OF PROJECT.

Producers will use all reasonable efforts in the development of the Project and endeavor to complete and deliver to Customer the completed Project in approximately 120 DAYS, provided that payment and all requested materials and instructions have been received by Producers from Customer. Any delay in the completion of the Project due to actions or negligence of Customer, transportation delays, illness, or circumstances outside the control of Producers shall alter the delivery date. Producers will make reasonable effort to notify Customer of any delays to the estimated delivery date as soon as possible.

3.1 PROOFING.

Proofs will be presented for Customer approval at each stage of development. If revisions are required, a request must be made when proofs are returned to Producers. Reasonable edits based upon Customer's feedback will constitute acceptable delivery unless otherwise agreed upon in writing by both Producers and Customer. The total number of proofs provided to Customer shall number one unless otherwise determined in the Specifications. Proofs may be provided to Customer in formats that differ from the final output as outlined in the Specifications. Customer acknowledges that colors, printing, quality, media type or any other element presented in the proof to Customer may change upon final delivery and shall not constitute a breach or material deviation from the Specifications.

3.2 ADDITIONAL EDITING & CHANGES.

Any requested changes to the Specifications shall constitute additional editing and incur additional charges or fees. Additional charges for editing and changes shall be billed at $85 per hour. All additional changes must be submitted and approved by both parties in writing by approved Contract Change form.

3.3 BACK-UPS AND COPIES OF PROJECT FILES.

Producers shall not be responsible for maintaining any copies of Project source files, masters, materials or other media created by Producers for Customer under this Agreement after any such materials have been turned over to Customer. It is Customer's sole responsibility to create back-up copies of any Project files received in order to preserve the integrity of their Project files and protect against unforeseen loss.

3.4 REPRODUCTION OF PROJECT. (Check all that apply)

Upon successful completion of all compensation terms and outstanding balances owed to Producers,

X    Customer is granted full and unlimited reproduction rights to the Project.

__ Customer is granted a one-time, limited use reproduction right for the Project in exchange for the compensation paid to Producers. Project shall not be reproduced in any format without the written consent of Producers.

__ Producers retains the right to reproduce the Project in any form for marketing, future publications, competitions or other promotional uses. Producers shall at no time reproduce the Project for use in commercial means or for-profit use.

4. OWNERSHIP OF MASTERS, MEDIA AND SOURCE FILES.

Except for Customer's Proprietary Material contained in the Project, Producers shall hold all right, title, and interest in all original artwork, whether in draft, mock-up, concept or final development for the Project. Customer hires Producers to make a videotape, CD-ROM, DVD, or audio transfer, for commercial use. All edited video, CD-ROMs, audio and DVD will be subject to copyright by

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Producers. Any unauthorized copying is strictly prohibited. All equipment, supplies, cameras, edited or master media or any original media produced during the execution of this Agreement shall remain the exclusive property of Producers.

5. COMPENSATION.

In return for the Projects that are completed and delivered under this Agreement, Customer shall compensate Producers, pursuant to the terms of the estimate provided to the Customer. In the event Customer fails to make any of the payments referenced in the estimate the Producers have the right, but are not obligated, to pursue any or all of the following remedies: (1) terminate the Agreement, (2) withhold all files, artwork, source, commitments or any other service to be performed by Producers for Customer, (3) bring legal action. Customer is responsible for all third-party material costs as outlined in the estimate provided the Customer, and accepts responsibility for all additional approved costs that Producers may incur in the development of this Project. All masters, film, tapes or other source materials shall remain the exclusive property of Producers and will only be made available to Customer for an additional fee.

6. CONFIDENTIALITY.

Customer and Producers acknowledge and agree that the Specifications and all other documents and information related to the development of the Project, excluding however, Customer's Proprietary Material, (the "Confidential Information") will constitute valuable trade secrets of Producers. Customer shall keep the Confidential Information in confidence and shall not, at any time during or after the term of this Agreement, without Producers' prior written consent, disclose or otherwise make available to anyone, either directly or indirectly, all or any part of the Confidential Information at any time. Producers will not make any of the Project materials, whether in part or in whole available to the public domain or any third-party not authorized by Customer prior to obtaining a written release from Customer or verification that the Project materials have been made available to the public by the Customer.

7. LIMITED WARRANTY AND LIMITATION ON DAMAGES.

Producers warrant the Project will conform to the Specifications. If the Project does not conform to the Specifications, Producers shall be responsible for the timely correction of the Project, at Producers' sole expense and without charge to Customer in order to bring the Project into conformance with the Specifications. This warranty shall be the exclusive warranty available to Customer. Customer waives any other warranty, express or implied. Customer acknowledges that Producers is not responsible for the results obtained by Customer's use of any part of the Project. Customer acknowledges that Producers are not responsible for fixing problems on the Project, once mass-produced or after Customer has tested, proofed and approved the Project ("Sign off") in writing. Except as otherwise expressly stated herein, Customer waives any claim for damages, direct or indirect, and agrees that its sole and exclusive remedy for damages (either in contract or tort) is the return of the consideration paid to Producers as set forth in the estimate provided to the Customer. All Master Tape(s) or other source material created for the Project shall be stored at Producers facilities for 1 year from the date of this Agreement. Producers reserve the exclusive right to destroy, delete or otherwise dispose of any materials, whether Customer provided or not that are still in Producers possession after 1 year from the date of this Agreement. Original materials provided to Producers by Customer shall be returned upon successful completion of the Project or to the last known good address for Customer.

8. INDEPENDENT CONTRACTOR.

Producers will be retained as independent contractors for the length of this Agreement. Producers will be fully responsible for payment of their own income taxes on all compensation earned under this Agreement. Customer will not withhold or pay any income tax, social security tax, or any other payroll taxes on Producers' behalf. Producers understand that they will not be entitled to any fringe benefits that Customer provides for its employees generally or to any

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statutory employment benefits, including without limitation worker's compensation or unemployment insurance.

9. MATERIALS, LOGOS, GRAPHICS AND OTHER COLLATERAL.

Customer agrees to make available to Producers, for Producers' use in performing the services required by this Agreement, such graphical elements and materials as Customer and Producers may agree in writing for such purpose. Failure to provide Producers with Materials in the requested formats may result in additional delays or fees in addition to those stated in the estimate provided to the Customer.

10. GENERAL PROVISIONS.

10.1 ENTIRE AGREEMENT.

This Agreement contains the entire Agreement between the parties relating to the subject matter hereof and supersedes any and all prior Agreements or understandings, written or oral, between the parties related to the subject matter hereof. No modification of this Agreement shall be valid unless made in writing and signed by all of the parties hereto.

10.2 GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of Alberta, Canada.

10.3 BINDING EFFECT.

This Agreement shall be binding upon and enure to the benefit of Customer and Producers and their respective successors and assigns, provided that Producers shall not assign any of their obligations under this Agreement without Customer's prior written consent.

10.4 WAIVER.

The waiver by either party of any breach or failure to enforce any of the terms and conditions of this Agreement at any time shall not in any way affect, limit, or waive such party's right thereafter to enforce and compel strict compliance with every term and condition of this Agreement.

10.5 GOOD FAITH.

Each party represents and warrants to the other that such party has acted in good faith, and agrees to continue to so act, in the negotiation, execution, delivery, performance, and any termination of this Agreement.

10.6 NO RIGHT TO ASSIGN.

Customer has no right to assign, sell, modify or otherwise alter the Project, except upon the express written advance approval of Producers, unless otherwise noted in Section 3.2.

10.7 PAYMENT MILESTONES.

In the event Customer fails to make any of the payments set forth in the estimate provided to the customer the Producers have the right to immediately cease all work on the Project until payment in full is paid.

10.8 INDEMNIFICATION.

Customer warrants that everything it gives Producers to put on the Project is legally owned or licensed to Customer. Customer agrees to indemnify and hold

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Producers harmless from any and all claims brought by any third-party relating to any aspect of the Project, including, but without limitation, any and all demands, liabilities, losses, costs and claims including attorney's fees arising out of injury caused by Customer's products/services, material supplied by Customer, copyright infringement, and defective products sold via the Project.

10.9 USE OF PROJECT FOR PROMOTIONAL PURPOSES.

Customer grants Producers the right to use the Project for promotional purposes and/or to cross-link it with other marketing venues developed by Producers, unless otherwise restricted in the Specifications.

10.10 RIGHT TO STYLE OR TO MAKE DERIVATIVE WORKS.

Subject to Section 4 above, Producers have the exclusive rights in making any derivative similar works of the Project and any similarities between Customer's project and future projects constitutes Producers' methods and style and shall remain the right of Producers.

10.11 ATTORNEY'S FEES.

In the event any party to this Agreement employs an attorney to enforce any of the terms of the Agreement, the prevailing party shall be entitled to recover its actual reasonable attorney's fees and reasonable associated costs, including expert witness fees.


Each party represents and warrants that, on the date first written above, that they are authorized to enter into this Agreement in entirety and duly bind their respective principals by their signature below:


EXECUTED as of the date first written above.


         MY SITE DEVELOPMENT, INC.


         /s/ Daren Hill
         ----------------------------------
         By: Daren Hill
         Title: VP of Sales & Marketing

         Date signed: August 26th 2008.



         EASY CD YEARBOOK, INC.


         /s/ Almaymoon Mawji
         ----------------------------------
         By:  Almaymoon Mawji
         Title: President

         Date signed: August 26th 2008

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                                    EXHIBIT A

The following are a list of project services to be provided by the Producers.

OUR VIDEO PROGRAM WILL BE A SERIES OF 10 VIDEOS:

Session 1 - Downloading & Setting up free image manipulation software Session 2 - How to use the free image manipulation software.
Session 3 - Downloading & Setting up free video editor software.
Session 4 - How to use the free video editor software
Session 5 - Batch conversion (with image & video processing).
Session 6 - Introduction to slideshows.
Session 7 - How to build interactive menus.
Session 8 - Introduction to an open source CD and DVD writing program. Session 9 - Design CD/DVD Label.
Session 10- How to burn the complete project.

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